UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Target Bonuses for Executive Officers. On July 22, 2014, the Board of Directors of Zogenix, Inc. (the “Company”) approved an amendment and restatement of the Company’s Annual Incentive Plan (the “Amended Incentive Plan”). Under the Amended Incentive Plan, the target bonus percentages were changed for Roger L. Hawley, the Company’s Chief Executive Officer, and Stephen J. Farr, Ph.D., the Company’s President. Specifically, under the Amended Incentive Plan, Mr. Hawley’s target bonus was increased from 50% of base salary to 65% of base salary and Dr. Farr’s target bonus was increased from 45% of base salary to 55% of base salary. The target bonuses for our other executive officers were not changed from current levels.

Under the Amended Incentive Plan, individuals are eligible to earn bonuses based on corporate and individual performance for the applicable fiscal year. Unless otherwise approved by the Compensation Committee of the Board of Directors, corporate performance may be awarded within the range of 50% to 125% of target and individual performance may be awarded within the range of 0% to 125% of target.

The Company expects to adopt an annual incentive program for future fiscal years, which will reward achievement at specified levels of corporate and individual performance and will contain target bonuses consistent with those disclosed in the Amended Incentive Plan.

A complete copy of the Amended Incentive Plan is filed herewith as Exhibit 10.1and incorporated herein by reference. The above summary of the Amended Incentive Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Zogenix, Inc. Annual Incentive Plan (as Amended and Restated Effective July 22, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: July 24, 2014	By:	/s/ Ann D. Rhoads
Name: Ann D. Rhoads
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Zogenix, Inc. Annual Incentive Plan (as Amended and Restated Effective July 22, 2014)